Exhibit 23.2

Conyers Dill & Pearman Cricket Square PO Box 2681 Grand Cayman KY1-1111 Tel: +1 (345) 945 3901 Fax: +1 (345) 945 3902 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS CYPRUS DUBAI HONG KONG LONDON MAURITIUS MOSCOW SAO PAULO SINGAPORE

April 19, 2012

Matter No.:  876637

Doc Ref:  1053273v1

Tel: 852 2842 9530

E-mail: Richard.Hall@conyersdill.com

Focus Media Holding Limited

Unit No. 1, 20th Floor

The Centrium

60 Wyndham Street, Central

Hong Kong SAR

Attention Mr. Kit Leong Low

Dear Sirs,

Re: Focus Media Holding Limited

We hereby consent to the reference to our firm under the heading “Taxation — Cayman Islands” in the amended annual report on Form 20-F for the fiscal year ended December 31, 2010 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about April 24, 2012.

Yours faithfully,

Conyers Dill & Pearman